Exhibit 10.14

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”) is made and entered into as of the January 21, 2013, by and between HI-TECH PROPERTIES, I. LLC. (“Landlord”) and ACACIA COMMUNICATIONS, INC. (Tenant”)

I. Basic Lease Information.

A. “Building” shall mean the BUILDING 1, located at 1301 Hwy. 36, Hazlet, New Jersey 07730 and commonly known as Concord Center.

B. “Rentable Square Footage of the Building” is deemed to be 42,000 square feet.

C. “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises are located on floor(s) first and known as Suite number 101. The “Rentable Square Footage of the Premises” is deemed to be 6,082 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be re-measured. Twenty four (24) parking spaces shall be available to the Tenant on a “first come, first serve basis,” during hours of normal business operation throughout the term of this Lease.

D. “Base Rent”:

Term: Five (5) Years and Three (3) Months.

	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Year: 1.	$20.50 SF + T.E.	$103,900.80	$10,390.08
	With 2.5% increase annually after year one.
2.	$21.01 SF + T.E.	$127,782.82	$10,648.57
3.	$21.54 SF + T.E.	$131,006.28	$10,917.19
4.	$22.08 SF + T.E.	$123,099.68	$11,190.88
5.	$22.63 SF + T.E.	$137,635.66	$11,469.64
6.	$23.19 SF + T.E.	$35,260.38	$11,753.46

Total Amount Per Term: $658,685.62

E. “Tenant’s Pro Rata Share”: 14.5%

F. “Base Year” for Taxes: 2013. “Base Year” for Expenses: 2013.

G. “Term”: A period of 63 months and zero days, plus Tenant has the option to renew the Lease and extend the Term for one (1) additional period of five (5) years pursuant to the rights contained herein reflecting the Landlord’s base lease terms.. Tenant shall provide no less then six (6) months prior written notice of its intention, to extend lease. The Term shall commence on 04/01/2013 (the “Commencement Date”) if Tenant receives a Certificate of Occupancy by 04/01/2013, but in no case shall the Commencement Date be later than 04/15/2013 and, unless terminated early in accordance with this Lease, end on 06/30/2018 (the “Termination Date”). If the Commencement Date starts on a mid month, then a mid month true up will be billed and a last month partial month true up will be billed to Tenant so that all other monthly payments during the term will be due on the first of the month to create full month payment periods. Rent shall be abated for the first two (2) months of the Term and one (1) month after month thirty nine (39) and Tenant’s obligation to pay Rent shall commence two months after the Commencement Date (the “Rent Commencement Date”).

H. Tenant allowance(s): Landlord shall contribute $80,000 toward the Tenant’s hard costs of constructing Tenant Improvements, in accordance with Exhibit D.

I. “Security Deposit”: Two (2) months’ rent (i.e., $20,780.00), reduced by 50%, to $10,360, on April 1, 2016. Initial security deposit is due upon execution of the lease.

J. “Guarantor(s): None

K. “Broker(s)”: CBRE

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L. “Permitted Use”: All uses permitted by law, including, without limitation, office use, laboratory use, and electrical assembly.

M. “Notice Addresses”: (Tenant will provide.)

Tenant:

On and after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Tenant:

Acacia Communications Inc.

Attn: John Gavin – CFO

3 Clock Tower Place – Suite 130

Maynard, Ma. 01754

Landlord:	With a Copy to:

HI-TECH PROPERTIES, I, LLC.	J. Peter Sokol, Esq.
Concord Center, Bldg. 1	McOmber & McOmber, P.C.
1301 Hwy. 36, Ste. 101	54 Shrewsbury Avenue
Hazlet, NJ 07730	Red Bank, NJ 07701

Rent (defined in Section IV.A) is payable to the Order of Hi-Tech Properties, I. LLC at the following address: Concord Center, Bldg 1, 1301 Hwy. 36, Ste. 101, Hazlet, NJ 07730.

N. “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

O. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord and, accordingly, Section III.A shall not be applicable to the determination of the Commencement Date.

P. “Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

Q. “Normal Business Hours” for the Building are 8:00 a.m. to 6:00 p.m. on Business Days and as stated in section I. N (Business Days). From time to time Tenant will may require building infrastructure services on Saturday, Sunday and Holidays and as such will need to give Landlord 24 hour notice that building infrastructure services are required for those days. The cost of those hourly services will be billed to Tenant as additional services fees at rates of $ 52.50 per hour requested by Tenant.

R. “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

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II. Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, unreserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).

III. Adjustment of Commencement Date; Possession.

A. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises. However, if Landlord is delayed in the performance of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary or final plans by any applicable due date; (2) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (3) changes requested or made by Tenant to previously approved plans and specifications; (4) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or (5) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

B. Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section IX.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building, except that all building systems, including water, plumbing, HVAC, and electrical are in good working order. Landlord will deliver the Premises to Tenant on the day the lease is executed by both parties (the “Delivery Date”) and Tenant shall have full access to the Premises to complete Tenant’s Leasehold Improvements. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. If Landlord is required to Substantially Complete Landlord Work before the Commencement Date, the Commencement Date and Termination Date shall be determined by Section I.G.

C. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section IV.A.) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

IV. Rent

A. Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month after the Rent Commencement Date without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term after the Rent Commencement Date shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before first day of the month. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Tax Excess (defined in Section IV.B) or Expense Excess (defined in Section IV.B) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No

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endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Expense Excess and Tax Excess: Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined in Section IV.C) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined in Section IV.D) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses and/or Taxes in any calendar year decrease below the amount of Expenses and/or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses and/or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Expense Excess and one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, then Landlord shall refund the overpayment to Tenant within 30 days or credit against the next due future installment(s) of Additional Rent.

C. Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing and managing the Building and the Property, including, but not limited to:

1. Labor costs, including wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training and retirement and pension plans.

2. Management fees, the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3. The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4. Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5. Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by Tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed

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50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6. The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of such capital improvements shall be amortized by Landlord over the life of the initial lease term of sixty three (63) months and the amortized cost of capital improvements may, at Landlord’s option, include interest actually paid, but not to exceed interest that would be payable at a borrowing rate equal to the rate Landlord would reasonably be required to pay to finance the cost of the capital improvement from a commercial lending bank located in the region in which the Building is located. Any capital improvement the amortization of which is to be charged hereunder as an Expense shall be purchased by Landlord on an arm’s-length basis through a process involving at least three (3) independent third party competitive bids. In the event tenant terminates their lease at any time prior to the end of the lease term, then Tenant is responsible to pay to Landlord the portion of the capital improvements paid by Landlord times a fraction which is the number of months of early termination divided by 63. This means Tenant would pay the unamortized costs of Landlord improvements in the amount of $32,000.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section IV.D) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Expenses based on increases over a “Base Year,” Expenses for the Base Year shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

D. Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments, Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

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E. Audit Rights. Tenant may, within 90 days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses and Taxes for that year’s statement of Expenses. For purposes of clarity, Tenant shall have the one time right each year of the term to review each year as long as proper notice as been provided as outlined above. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period. Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses or Taxes for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses or Taxes for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days.

The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

V. Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal or is inherently dangerous to persons or property, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any laws. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all building rules and regulations or which Tenant is made aware. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations.

VI. Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s Pro Rata Share of any Tax Excess and Expense Excess for the final year of the Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

VII. Services to be Furnished by Landlord.

A. Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time; (3) Maintenance and repair of the Property as described in Section IX.B; (4) Landlord does not provide

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Janitorial services inside Tenants premises. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost, attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, provided Landlord makes reasonable effort to restore such services as soon as possible. However, if the Premises, or a material portion of the Premises, is made untenable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment.

VIII. Leasehold Improvements.

All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section IX.A.) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlords shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to five days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section IX.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within ten days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables. Tenant shall not be required to remove any cable or wiring installed in the Premises as part of Leasehold Improvements.

IX. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; maintain all electrical devices and light fixtures in good working order. (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, air distribution system and controls inside of premises, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 15% of the cost of the repairs.

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B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order, consistent with a Class “A” building, and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC equipment not within premises), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows and doors of the Building; and (6) elevators serving the Building Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

C. Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant can request Landlord to perform work and improvements above Landlord’s obligations. Tenant shall pay the cost of all such improvements, alterations as additional rent, altogether with an administrative charge in an amount equal to 15% of the cost of the work.

X. Use of Electrical Services by Tenant.

A. Electricity used by Tenant in the Premises shall be paid for by Tenant by separate two (2) submetored panels servicing Tenant’s area with charges billed by the Landlord who shall pass through the electrical costs to Tenant with no additional mark up’s or service fees added to Tenants required payments. B. Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. 3 1⁄2 watts per SF for lighting, and 2 1⁄2 watts per SF for outlets. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon Conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods Landlord agrees to not to unreasonably withhold consent if Tenant request additional electrical power.

XI. Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises, provided Landlord does not unreasonably interfere with Tenant’s use of the Premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.

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XII. Assignment and Subletting.

A. Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section XII.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B. As part of its request for Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $750.00 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $750.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C. Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D. Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E. Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied, (a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets or own or control a majority of the voting shares/rights of Tenant; (3) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the date prior to the proposed purchase, merger, consolidation or reorganization; (4) the Permitted Use does not materially change unless the intended Permitted Use is for retail purposes which is not allowed as a Permitted Use under this provision due to local zoning ordinances; and (5) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

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XIII. Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the matter prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorney’s fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

XIV. Indemnity and Waiver of Claims.

A. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises and arising out of any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C. Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.

D. The Tenant also agrees to and shall hold harmless and indemnify the Landlord from and for any and all payments, expenses, costs, attorney fees and from and for any and all claims and liability for losses or damage to property or injuries to persons occasioned wholly or in part by or resulting from any acts or omissions by the Tenant or the Tenant’s agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or for any cause or reason whatsoever rising out of or by reason of the occupancy or business of the Tenant.

XV. Insurance.

Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption insurance, including flood and earthquake, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. (5) Fire Legal Liability Insurance on tenant’s premise in an amount equal to $200 per SF being leased. Any company writing any of

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Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), and its respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s insurance shall not limit such party’s liability under this Lease.

XVI. Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII. Casualty Damage.

A. If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B. If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 180 days from the date the any portion of the Premises became untenantable, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

XVIII. Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the

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Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

XIX. Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”).

B. Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 10 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C. Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D. The leasehold estate is taken by process or operation of Law.

E. In the case of any ground floor or retail Tenant, Tenant does not take possession of, or abandons or vacates all or any portion of the Premises.

F. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

XX. Remedies.

A. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

1. Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant’s Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant’s default, whether by Landlord’s inability to relet the Premises on reasonably satisfactory terms or otherwise, including, without limitation, all Cost of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances reasonably granted to a new tenant.

2. Terminate Tenant’s right to possession of the Premises and, in compliance with applicable Law, expel and remove Tenant, Tenant’s Property and any parties occupying all or any part of the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses and Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.

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3. In lieu of calculating damages under Sections XX.A.1 or XX.A.2 above, Landlord may elect to receive as damages the sum of (a) all rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section XX.B. below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. Tenant’s liability for under Sections XX.A.1 and XX.A.2 above for Rent and the costs of reletting shall not exceed the sum of subclauses (a) and (b) above. The foregoing shall not be construed as a limitation on Tenant’s liability for other defaults or damages.

B. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right or remedy now or subsequently available to Landlord at Law or in equity. If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid item of Rent at a rate equal to the Prime Rate plus 4%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.

XXI. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

XXII. No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII. Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Relates Parties.

XXIV.

XXV. Holding Over.

Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration of earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages., that Landlord suffers from the holdover.

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XXVI. Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute ad deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease us unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters-with respect to the Lease that may reasonably be requested.

XXVII. Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

XVIII. Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX. Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XX) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and

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expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and title to Tenant’s Property shall be deemed to be immediately vested in Landlord.

XXXI. Miscellaneous.

A. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the state and federal courts located in such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil, disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord-for the performance of such obligations.

F. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

G. Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H. Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that the parties’ respective obligations under Sections IV.A., IV.B., IV.E., VII, XIV, XX, XXV and XXX shall survive the expiration or early terminations of this Lease.

J. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

K. All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

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L. Tenant, within 15 days after request, shall provide Landlord with its most recent financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

M. Landlord represents and warrants that (i) the Rentable Square Footage of the Building set forth in Section I above is reasonably accurate and determined in accordance with standard industry practices, (ii) the Rentable Square Footage of the Building set forth in Section I above is the same number of square feet used for all leases of space in the Building, and (iii) the sum of the prorata shares for all tenant spaces in the Building does not exceed 100%.

N. Right of First Refusal. Tenant shall have a continuing right of first refusal to lease space in the Building that is contiguous to the Premises (the “Offer Space”), on the following terms:

(i) Prior to offering the Offer Space for lease to third parties, Landlord shall first advise Tenant in writing (the “Offer Notice”) of the rental rate and any other material terms upon which Landlord is prepared to lease the Offer Space (“Offered Terms”). Offered Terms are either rental rates and terms that are contained in a bona fide non binding term sheet that has been executed by Landlord and a prospective third party or are lease rates and terms in the final stages of the offer process to third party prospective tenant for which the Landlord would accept and be prepared to execute a non binding Term Sheet for the Offered Space.

(ii) Tenant shall accept or reject the offer to lease the Offer Space made in the Offer Notice within ten (10) business days after the date of delivery of the Offer Notice. Tenant’s failure to accept the offer within the 10-day period shall be an election to reject the offer).

(iii) In the event Tenant timely accepts the offer set forth in the Offer Notice, Tenant and Landlord shall within fifteen (15) thereafter enter into an amendment to this Lease to include the Offer Space in the Premises and to make appropriate adjustment to the Rent payable hereunder and to Tenant’s Prorata Share.

(iv) In the event Landlord has not by expiration of the Marketing Period executed a lease with a party complying with the provisions of clause (iv) above, then Tenant’s right of first offer under this Section XXXI.N shall again apply to the Offer Space.

O. Tenant Termination Right. Tenant may terminate this Lease effective on the last day of the thirty-ninth month after the Commencement Date by giving Landlord 6 months written notice of Tenant’s election to terminate. In the event Tenant elects to terminate pursuant to this Section XXXI.O, Tenant shall pay to Landlord (i) all Rent due up to the effective date of the termination, plus (ii) an amount equal to the remaining unamortized portion of the Broker Commission Landlord paid in connection with this Lease, (iii) an amount equal to the remaining unamortized portion of the Tenant allowance described in Section I.H above, and (iv) an amount equal to the Rent payments due in the four (4) months following the effective date of the termination.

XXXII. Entire Agreement.

This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of of Premises), Exhibit B (Rules and Regulations), Exhibit C (Janitorial Services Specifications), Exhibit D (Work Letter Agreement, if required), Exhibit E (Parking Permits), Exhibit F (Rules and Regulations for Entry System), Exhibit G (Over Night Parking Restrictions)

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Landlord and Tenant have executed this Lease as of the day and year first above written.

HI-TECH PROPERTIES, I. LLC

(“LANDLORD”)

By:	/s/ Jan Tretina 2/20/13
Landlord

ACACIA COMMUNICATIONS, INC. (“TENANT”)

By:	/s/ John F. Gavin, CFO for Raj Shanmugaraj
President

STATE OF NEW JERSEY)

COUNTY OF MONMOUTH ) ss.:

I CERTIFY that on the 20th day of Feb., 2013, personally came before me an s/he acknowledged under oath, to my satisfaction, that s/he is the manager of HI-TECH PROPERTIES, I. LLC, a limited liability company, that s/he is the person named in and who executed the within instrument, that s/he signed and delivered this document as the voluntary act and deed of the said limited liability company.

/s/ Patricia Piney
Notary Public

STATE OF NEW JERSEY)

COUNTY OF MONMOUTH) ss.:

On this      day of             , 2013, before me a Notary Public duly authorized in and for the County in the State aforesaid to take acknowledgments personally appeared                      known to me to be                      of                     . one of the parties described in the foregoing instrument, and acknowledged that such officer, being authorized so to do, s/he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this      day of             , 2013.

Notary Public

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EXHIBIT A

PREMISES

This Exhibit is attached to and made a part of the Lease dated as of February 18, 2013, by and between Hi-Tech Properties, I. L.L.C. (“Landlord”) and Acacia Communications, Inc. (“Tenant”) for Suite # 101, on the first floor in the Building 1, located at Concord Center, Building 1, Suite #101, 1301 Hwy. 36, Hazlet, New Jersey 07730.

SHOW

FINAL

FLOOR

PLAN

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EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

Tenant shall comply with any written regulations, together with revisions or additions thereto, developed and given to Tenant periodically by Landlord.

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash or material shall be placed, emptied, or thrown in those areas. At no time shall tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property. Eating and drinking coffee and other beverages in the common areas of the building is not permitted.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3. No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the existing signage locations of the Building and Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directly shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. Two(2) entry cards to the building, one (1) front entrance key (for emergency locking only) and one (1) key to the premises shall be furnished by Landlord to Tenant All keys shall be returned to Landlord at the expiration or early termination of this Lease. See also Regulation #26 and attached Exhibit “F”.

6. All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity and paying a fifteen ($15.00) dollar fee for each move or delivery at least twenty-four (24) hours in advance so that the Landlord may install protective blankets in the elevator. If approved by Landlord, the activity shall be under the supervision of Tenant representative and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property or personnel of Landlord including the marble flooring or carpeting or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss and the cost of any such repair shall be collectible as additional rent.

8. Landlord shall have the right to approve the weight, size or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired at Tenant’s sole expense. No crated parcels or pallets are permitted inside of the building. All deliveries must be done with rubber wheeled carriers, and for deliveries of heavy objects floor must be protected by masonite or similar type of materials. Opening and disposing of crated materials must be done off site, or inside of delivery vehicle.

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9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building and surrounding grounds, that might, in Landlord’s sole opinion, constitute a nuisance.

11. No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12. No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601, et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping , conduct mechanical or manufacturing operations, cook or prepare food, or for any illegal purpose. Tenant shall not use the Building for manufacturing, assembly, or for the storage of goods, wares or merchandise, except as such storage may be incidental to the use of the Premises for general office purposes and except in such portions of the Premises as may be specifically designated by Landlord for such storage. For purposes of clarity, in Tenant’s premise, tenant will be using the lab area for electronic assembly, test and manufacture of electronic sub assemblies that are used in telecommunications and data communications applications.

14. Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.

15. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16. Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods) except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17. Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18. Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures. (See attached Rules and Regulations for the security/entry system at the building).

19. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

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20. Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Building. Smoking shall be permitted only where designated by Landlord. Landlord has designated the Building as a non-smoking building.

22. Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23. Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24. The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

25. Collectible as additional rent, the Tenant shall be required to pay, as invoiced, for its HVAC use during the weekends, after 6:00 p.m. and before 8:00 a.m. during weekdays and during the holidays as more particularly described in the Lease at a present cost $38.56 per hour plus future increases.

26. As generally described in the attached, the Tenant shall gain 24/7 access to the Building through the use of entry cards. The Tenant shall only permit the Tenant and its employees the use of the entry cards unless the Landlord agrees in writing to others’ use. Additional entry cards may be purchased for fifteen ($15.00) dollars apiece and are subject to the same rules and regulations. Entry card is not transferable, and must be returned to the Landlord, if the person to whom the card is issued is no longer employed by Tenant. The sum of $75 will be levied against Tenant for each lost or non returned entry card.

27. In the event the Tenant has any requests for maintenance or complaints about the maintenance of the building and premises for which the Landlord is responsible as provided for in the Lease, then the Landlord shall be notified in writing by the Tenant by providing a description of the maintenance request. Oral or telephone requests shall not be honored by the Landlord.

28. The Tenant is financially and practically responsible for its use of electricity in the Premises.

29. The Tenant shall maintain the Premises in a clean and orderly fashion and is required by this Lease to retain the services of a responsible janitorial service to clean the Premises. (The Landlord shall be responsible for the common area of the building and the outside of the building.) In the event the Tenant does not maintain the premises in a clean and orderly fashion to the satisfaction of the Landlord, the Landlord shall have the right to enter and to clean the Tenant’s space at the Tenant’s expense which expense shall be payable by the Tenant within thirty (30) days of the service plus fifteen (15%) percent of the cost for the Landlord’s overhead which expense shall be collectible as additional rent.

30. Although the base Lease rent does presently include common area and site maintenance, real estate taxes as of this date as of the signing of the Lease and the Lease specified utilities (including the heating and air conditioning Monday through Friday from 8:00 a.m. through 6:00 p.m. except for, weekends, New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day). The Tenant is responsible for its pro-rated share of tax increases from the base year and operating expense increases from the base year as more, particularly set forth in the Lease Agreement.

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31. Use of the parking facility shall be subject to such rules and regulations as may be promulgated periodically by Landlord. Tenant shall provide to Landlord the license number of automobiles to be parked in the parking facility pursuant to the rights granted hereunder. Landlord may provide parking permits to Tenant to identify automobiles parked in such parking facility. In such event, any automobiles parked in areas reserved for Tenants in the Building which are not properly identified as automobiles belonging to Tenant, or employees or agents thereof, may be removed by Landlord without notice to Tenant. The cost of any such removal shall be borne by Tenant. In the event of any repeated violations of the rules and regulations promulgated by Landlord with respect to the parking facility, Landlord shall have the right to revoke Tenant’s parking privileges granted hereunder without terminating this Lease. Any such revocation shall be evidenced by delivery of written notice to Tenant.

32. Tenant will designate point of contact person with decision making power to liason with Landlord’s office as not to burden Landlord with third party communication. Landlord shall be notified in writing by the Tenant by providing a description of the maintenance request. Oral or telephone requests shall not be honored by the Landlord.

33. Tenant is responsible for obtaining its own Municipal Business Permit, Tenant Certificate of Continued Occupancy (other than Building C.O.), or any other requirement imposed upon Tenant by local or any other governmental authority.

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EXHIBIT D

LANDLORD IMPROVEMENTS

Suite #101 is offered as is.

•	Tenant to perform his own interior built-out, with Landlord contributing $80,000.00 toward the hard construction cost of such a work as incurred by Tenant. Landlord shall pay such amount upon presentation by Tenant of documentation reasonably establishing that Tenant has incurred construction costs.

•	All construction plans to be approved by Landlord prior to submitting to town for permits and approvals.

•	Tenant is authorized to use CBRE, Michael Laffey as Tenant project construction management.

•	Tenant to provide Landlord with a construction budget and a cost allocations for review and approval.

•	Any and all HVAC related work and alterations to be done by designated building contractor Encon Mechanical.

•	All Tenant build-out work is subject-to Lease Provisions, as specifically outlined in Section IX. C. “Alterations.”

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ADDENDUM TO MASTER LEASE

Dated January 21, 2013

This Addendum to the Office Lease Agreement is made as of March 12, 2014 between HI Tech Properties, I. LLC. and Acacia Communications, Inc. for the Leasing of Suite 104 on the Second Floor in Building 1.

In the event of any inconsistency or conflict between the terms and provisions of the Lease Agreement and the terms and provisions of this Addendum, the terms and provisions of this Addendum shall govern and be binding.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.	Premises: Suite 104 measure 6,409 RSF and is located on the Second Floor in Building 1.

2.	Lease Term: Four (4) Years and three (3) months.

3.	Lease Commencement: 05/01/2014 with Lease ending on 07/30/2018

4.	Base Rent:

	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Year 1.	$23.00 SF+T.E.	$147,407.00	$12,283.91
Year 2.	$23.69 SF+T.E.	$151,829.21	$12,654.43
Year 3.	$24.40 SF+T.E.	$156,379.60	$13,031.63
Year 4.	$25.13 SF+T.E.	$161,058.17	$13,421.51
3 Months	$25.88 SF+T.E.	$41,466.21	$13,822.07
Total amount per term		$658,140.19

5.	Tenant’s Pro Rata Share: 15.26%

6.	Base Year for Taxes and Expenses: 2014

7.	Security Deposit: One (1) Month $12,283.31

8.	Landlord’s Work: Suite is furnished, newly remodeled and is offered as is. Tenant is responsible for keeping suite furniture in as new condition.

9.	Early Termination: Tenant may terminate this Lease Agreement thirty-nine (39) months after the commencement date, by giving Landlord 6 months prior written notice of Tenant’s election to terminate.

Tenant shall pay to Landlord: all unamortized portion of Broker’s commission, any unamortized costs that Landlord may expend in association with this Lease, four (4) months of the rent payments past the date of termination.

10.	Use of HVAC after Business Hours: $38.56 per hour

11.	Space use: Office space

12.	Building hours: 8 AM - 6 PM, Monday - Friday.

From May to September, the Tenant Building access will change from 8 AM to 7 PM

13.	Early access: The Tenant shall have a early access to suite prior to commencement date for the IT work and cabling. Tenant shall provide the Insurance to Landlord prior to beginning of work.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth opposite their respective signatures set forth below.

HI TECH PROPERTIES, I. LLC.

Dated: 3/13/14	By:	/s/ Jan Tretina, St.
Jan Tretina

ACACIA COMMUNICATIONS, INC.

Dated: 3/13/2014	By:	/s/ John Gavin
John Gavin

LEASE

THIS LEASE is entered into by Landlord and Tenant as described in the following Basic Lease Information on the Date of execution.

Landlord and Tenant agree;

ARTICLE 1.00        BASIC LEASE INFORMATION

In addition to the terms which are defined elsewhere in this Lease, the following defined terms are an integral part of this Lease:

(a) DATE:	January 1, 2012

(b) TENANT:	Acacia Communications, Inc.

(c) TENANT’S ADDRESS:	a) Prior to the Commencement Date: Three Clock Tower Place Maynard MA 01754 b) After the Commencement Date: 1715 Highway 35 Suite 207 Middletown, NJ 07748

(d) LANDLORD:	One Arin Park, LLC

(e) LANDLORD’S ADDRESS:	853 Hwy 35, P.O. Box 278 Middletown, NJ 07748 Attn: Joseph Azzolina, Jr.

with a copy at the same time to:	Michael V. Benedetto, Esq. Ansell, Grimm & Aaron 1500 Lawrence Avenue Ocean Township, NJ 07712

(f) BUILDING ADDRESS:	1715 Highway 35 Middletown, NJ 07748

(g)	COMMENCEMENT DATE: Anticipated to be February 1, 2012. Provided, however, such date is subject to adjustment in accordance with Article 3.00.

(h)	EXPIRATION DATE: If the Commencement Date is other than the first day of the month, the date which is two (2) years from the last day of the month in which the Commencement Date shall occur, otherwise the last day of the month immediately preceding the two (2) year anniversary of the Commencement Date.

(i)	TERM: Two (2) Years (24 months). Provided Tenant is not in default of this Lease beyond any applicable cure or grace period, Tenant may cancel the lease after 18 months with 3-month prior written notice to Landlord and payment of the unamortized portion of Landlord’s leasing and renovation expenses.

(j)	BASE MONTHLY RENT: During the term of the Lease, the Base Monthly Rent shall be $3,025.00 / month. Such Base Monthly Rent is based on annualized rent equal to $36,300.00 [$16.50 per rentable square foot (2,200 square feet)].

(k)	RENT: The Base Monthly Rent plus the applicable common area maintenance charges (additional rent) and any other charges or amounts to be paid to Landlord pursuant to this Lease.

(l)	LATE CHARGES: In the event that Tenant does not make any payment of the Base Monthly Rent or additional rent within five (5) days after payment is due as provided in this Lease, Tenant shall pay to the Landlord a late charge equal to five (5%) percent of the overdue rent payment, which late charge shall be paid with the overdue payment.

(m)	RENT COMMENCEMENT DATE: Neither the Base Monthly Rent nor the additional rent shall be due from Tenant until the Commencement Date.

(o)	PRO RATA SHARE: Tenant’s pro rata share shall be equal to a fraction, the numerator of which shall be the floor area of the Demised Premises and the denominator of which shall be the total gross leasable floor space in the Building (35,739 square feet). The parties hereby stipulate that the pro rata share shall be 6.245% per cent (2,200/35,739).

(p)	SECURITY DEPOSIT: Two month’s rent equaling $6,050.00 based upon the rental due upon execution of this Lease.

(q)	DEMISED PREMISES: That certain area consisting of the space generally referred to as Suite 207 in the building located at 1715 Highway 35, consisting of approximately 2,200 square feet.

(r)	COMMON AREAS: Those areas consisting of parking areas, walkways, landscaped areas, roadways, entrances, stairs and all other areas and facilities now or hereafter at the Building and intended for common use. Tenant’s right to use the parking areas are limited to the use of up to, but no more than, (8 parking spaces (based on approximately four (4) per 1,000 rentable square feet.

(s)	USE: For general office space, research and development and other uses as permitted by applicable zoning regulations and for no other purposes.

ARTICLE 2.00        AGREEMENT

Landlord leases the Demised Premises to Tenant, and Tenant leases the Demised Premises from Landlord, according to the terms of this Lease.

ARTICLE 3.00        TERM, DELIVERY AND ACCEPTANCE OF PREMISES

3.01 General. The duration of this Lease will be the Term. The Term will commence on the Commencement Date, and will expire on the Expiration Date.

3.02 Delivery of Possession. The date of delivery of possession shall be the Commencement Date.

3.03 Commencement Date. The Commencement Date is anticipated to be in Article 1.00 of this Lease. If the Demised Premises are not ready for Tenant’s possession on the date of this Lease, then this Lease shall not be affected thereby but, in such case, the Commencement Date shall be deemed postponed until the date that Landlord delivers possession of the Demised Premises to Tenant. If the event Landlord fails to deliver possession of the Demised Premises within fourteen(1) days of the date of this Lease, either party may terminate this Lease without further liability on the part of Landlord or Tenant except for Landlord to return to Tenant any monies paid by Tenant to Landlord hereunder. In the event Tenant wishes to terminate, Tenant shall serve written notice upon Landlord and Landlord shall thereafter have ten(10) business days within which to deliver the Demised Premises and, in such case, Tenant’s termination shall be nullified and of no force or effect. It is expressly agreed that cancellation of this Lease shall be Tenant’s exclusive remedy in the event Landlord fails to deliver possession of the Demised Premises to Tenant pursuant to the terms of this Lease.

ARTICLE 4.00        BASE MONTHLY RENT

Throughout the Term of this Lease, Tenant will pay Base Monthly Rent to Landlord as rent for the Demised Premises, except as otherwise provided in this Lease. Base Monthly Rent will be paid in advance on or before the first day of each calendar month of the Term. If the Commencement Date falls on a day other than the first day of a calendar month, then Base Monthly Rent will be appropriately prorated by Landlord for such month and paid on or before the Commencement Date. Base Monthly Rent will be paid to Landlord, without notice or demand, and without deduction or offset, except as otherwise set forth herein, in lawful money of the United States of America at Landlord’s Address, or to such other person or at such other place as Landlord may from time to time designate in writing. The first month’s payment of Base Monthly Rent shall be paid by Tenant upon execution of this Lease. Landlord shall credit the Tenant two (2) months free rent as an allowance for Tenant’s improvements as per Tenant’s Work Exhibit attached hereto as Exhibit C. The Tenant shall receive its rent credit the second and third month after the Commencement Date (February 2012 and March 2012).

ARTICLE 5.00        ADDITIONAL RENTS

5.01 ADDITIONAL TERMS. As used in, and for the purposes of, this Article the following terms shall have the following meanings:

(a) “taxes” shall mean real estate taxes and assessments, special or otherwise, levied upon or with respect to the Building and the Land (Land shall mean the land as set forth on the tax bill for Block 607, Lots 9-15. or upon the Base Monthly Rent or additional rent, imposed by Federal, State or local governments (but shall not include income, franchise, capital stock, estate or inheritance taxes or taxes based on receipts of rentals, unless the same shall be in substitution for, in lieu of or in addition to a real estate tax or assessment) and any personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and appurtenances in, upon or used in connection with the Building and Land for the operation thereof, provide that if, because of any change in the method of taxation of real estate, any other or additional tax or assessment is imposed upon Landlord or upon or with respect to the Land and/or Building or the rents or income therefrom, as or in substitution for or in lieu of or in addition to any tax or assessment which would otherwise be a real estate tax, or personal property tax of the type referred to above, such other tax or assessment shall also be deemed a real estate tax.

(b) “operating expenses” shall mean and include those expenses incurred in respect to the operation, maintenance, management and safekeeping of the Land and Building, including, but not limited to, capital expenditures made by Landlord, to the extent same are amortized in accordance with generally accepted accounting principles in accordance with accepted principles of sound management and accounting practices as applied to the operation, maintenance and safekeeping of office buildings. Such expenses shall not include (1) expenses for painting, redecorating or other work which Landlord, at its expense, performs for any other tenant in leased areas of the Building other than painting, redecorating or other work which is standard for or periodically performed in the Building; (2) expenses for repairs or other work occasioned by fire, windstorm or other insured casualty; (3) lease commissions, advertising expenses and expenses for leasing and renovating space for tenants; (4) legal expenses in enforcing the terms of any lease; (5) interest and amortization payments on any mortgage or mortgages, and rental under any ground or underlying lease or leases; (6) wages, salaries or other compensation paid to any person not directly involved in the operation, maintenance or safekeeping of the Building; (7) expenses for restoration of the Building required as a result of a condemnation; (8) taxes; (9) electricity paid for by any tenant of the Building; and (10) any amounts resulting from the Landlord’s negligence.

(c) “base expenses” shall mean the operating expenses for the year 2012.

(d) “base year” for taxes shall be calendar year 2012. (e) “lease year” shall mean each calendar year in which occurs any part of the term subsequent to the base year.

(e) “tax year” shall mean each calendar year in which occurs any part of the term.

5.02 As soon as practicable after each lease year, Landlord will furnish Tenant a statement which shall show a comparison of the operating expenses for the preceding lease year to the base expenses. On the first day for the payment of Base Monthly Rent hereunder following the furnishing of such comparative statement, (i) Tenant shall pay to Landlord a sum (the “Operating Expense Increase”) equal to the operating expenses for the preceding calendar year less the base expenses multiplied by Tenant’s Pro Rata Share, (ii) Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of the Operating Expense Increase multiplied by the number of months then elapsed commencing with the first day of the current lease year and, in advance, one-twelfth (1/12th) of the Operating Expense Increase in respect of the then current month; and (iii) thereafter, until a different comparative statement shall be submitted to Tenant as above provided, the monthly installments of Base Monthly Rent payable under this Lease shall be increased by an amount equal to one-twelfth (1/12th) of the Operating Expense Increase.

5.03 As soon as practicable after the base year, Landlord will furnish Tenant a statement which shall show a comparison of the taxes for the then current tax year over the base year. The increase, if any, of taxes for the then current tax year over the tax base, when multiplied by Tenant’s Pro Rata Share, is herein referred to as the “tax increase”. On the first day for the payment of Base Monthly Rent hereunder following the furnishing of such comparative statement,

(i) Tenant shall pay to Landlord a sum equal to the tax increase for the preceding calendar year less the tax base multiplied by Tenant’s Pro Rata Share; (ii) Tenant shall pay to Landlord a sum equal to one-twelfth (1/12th) of the tax increase multiplied by the number of months elapsed commencing with the first day of the then current tax year and, in advance, one-twelfth (1/12th) of the tax increase in respect of the then current month; and (iii) thereafter, until a different comparative statement shall be submitted to Tenant as above provided, the monthly installments of Base Monthly Rent payable under this Lease be increased by an amount equal to one-twelfth (1/12th) of the tax increase.

5.04 If prior to the receipt by Tenant of a comparative statement from Landlord pursuant to Section 5.02 or Section 5.03 above, Tenant has paid any Operating Expense Increase or tax increase with respect to the lease year for which that comparative statement was submitted, then appropriate credits and/or adjustments shall be made to reflect the expenses which Tenant may have previously paid in whole or in part or may then be paying.

5.05 In the event Landlord shall obtain a refund for any taxes or operating expenses after payment by Tenant of any tax increase or Operating Expense Increase relative thereto, Landlord shall give Tenant an appropriate credit or reimbursement which shall reflect any reasonable costs and expenses incurred by Landlord in obtaining the refund.

5.06 If Tenant shall dispute in writing any specific item or items included by Landlord in any statement furnished by Landlord to Tenant and such dispute is not amicably settled between Landlord and Tenant within thirty (30) days after statement therefor has been rendered, either party may, during the thirty (30) days (upon written notice to the other party accompanied by a copy of its letter of submission setting forth the items of dispute) refer such disputed item or items to arbitration in accordance with the provisions of this Lease and the decision rendered in such arbitration shall be conclusive and binding upon Landlord and Tenant. The expenses involved in such determination shall be borne by the party against whom a decision is rendered unless otherwise determined in such arbitration. Landlord shall have the right, for a period of twelve (12) months after the rendering of any statements (or for a longer period, if reasonably required in order to ascertain the facts) to send corrected statements to Tenant, and any rent required thereby shall be paid by Tenant within thirty (30) days thereafter. If Tenant shall not so dispute any item or items of any statement or corrected statement within thirty (30) days after such statement or corrected statement has been rendered, Tenant shall be deemed to have approved such statement or corrected statement.

5.07 Landlord shall keep, for a period of sixty (60) days after statements are rendered as provided in this Article 5.00, records in reasonable detail of the items covered by such statements and shall permit Tenant, upon the giving of reasonable prior notice, to examine and audit such records to verify such statements, at reasonable times during business hours.

5.08 Tenant will promptly pay when due all personal property taxes on Tenant’s personal property in the Demised Premises and any other taxes payable by Tenant, the non-payment of which might give rise to a lien on the Demised Premises or Tenant’s interest in the Demised Premises. If Tenant wishes to contest same, Tenant must first post a bond to protect Landlord’s interest in the Property.

ARTICLE 6.00        INSURANCE

6.01 Landlord’s Insurance.

(a) At all times during the term of this Lease, Landlord will carry and maintain (a) fire and extended coverage insurance covering the Building, the Building’s equipment and common area improvements; (b) commercial general liability insurance and (c) property damage insurance on the Building and improvements to the Land in such amounts as are reasonably appropriate. Additionally, Landlord may carry such additional insurance as Landlord deems reasonable, appropriate or prudent. All such insurance will specifically include, without limitation, contractual liability coverage for the performance by Landlord of the indemnity agreements set forth in Article 21.00 of this Lease.

(b) If for any reason it shall be impossible to obtain fire and other hazard insurance on the Building and improvements on the Demised Premises, in an amount and in the form and in insurance companies acceptable to Landlord, Landlord may, if Landlord so elects at any time thereafter, terminate this Lease and the Term hereof, upon giving to Tenant fifteen (15) days noticed in writing of Landlord’s intention so to do, and upon the giving of such notice, this Lease and the Term thereof shall terminate. If by reason of the use to which the Demised Premises are put by Tenant or character of or the manner in which Tenant’s business is carried on, the insurance rates for fire and other hazards shall be increased, Tenant shall upon demand, pay to Landlord, as rent, the amounts by which the premiums for such insurance are increased. Such payment shall be paid with the next installment of rent but in no case later than one month after such demand, whichever occurs sooner.

6.02 Tenant’s Insurance. At all times during the term of this Lease, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Comprehensive general liability insurance with limits of liability of not less than $2,000,000 for bodily injury, personal injury or death to one or more persons and damage to property by water or otherwise. All such insurance will specifically include, without limitation, contractual liability coverage for the performance by Tenant of the indemnity agreements set forth in Article 21.00 of this Lease.

(b) All Risk or Special Form property insurance covering all of Tenant’s equipment, trade fixtures, appliances, furniture, furnishings and personal property, from time to time in, on, or upon the Demised Premises, in an amount not less than the full replacement cost without deduction for depreciation from time to time during the term of this Lease, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended peril. All policy proceeds will be used for the repair or replacement of the property damaged or destroyed; however, if this Lease ceases under the provisions of Article 18.00, Tenant will be entitled to any proceeds resulting from damage to Tenant’s equipment, trade fixtures, appliances, furniture and personal property, and Landlord will be entitled to all other proceeds.

(c) Workmen’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the workmen’s compensation laws of the state in which the Demised Premises are located.

(d) Business interruption insurance payable for a period of twelve (12) months commencing with the date of any loss.

(e) If there is a boiler or air conditioning equipment installed by Tenant in, on, adjoining, above or beneath the Demised Premises, broad form pressure vessel insurance in the amount of $100,000.00.

(f) Such other insurance as Landlord may, in its sole discretion, deem reasonable, appropriate or prudent.

6.03 Forms of the Policies. All policies of liability insurance which Tenant is obligated to maintain according to this Lease (other than any policy of workmen’s compensation insurance) will name Landlord and such other persons or firms as Landlord specifies from time to time as “Additional Insured” and certificate holders. The Certificate of Insurance will be delivered to Landlord prior to Tenant’s occupancy of the Demised Premises and from time to time at least thirty (30) days prior to the expiration of the term of each such policy. All such policies maintained by Tenant will provide that they may not be terminated or amended except after thirty (30) days prior written notice to Landlord. All public liability, property damage liability and casualty policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. Insurance required to be maintained by Tenant by this Article 6.00 may be subject to a deductible not to exceed $5,000.00.

6.04 Adequacy of Coverage. Landlord, its agents and employees make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article 6.00 are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain, at Tenant’s sole expense, such additional insurance coverage as Tenant deems adequate.

6.05 Excess Insurance Payments. If, as a result of any act or omission by Tenant or violation of this Lease, the rate of fire insurance applicable to the Building or any other insurance carried by Landlord is increased to an amount higher than it otherwise would have been, Tenant will reimburse Landlord for the increased cost of Landlord’s insurance premiums. Such reimbursement will be rent payable upon the first day of the month following Landlord’s delivery to Tenant of a statement showing payment by Landlord for such increased insurance premiums. In any action or proceeding in which Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or Demised Premises issued by the body making fire insurance rates for the Demised Premises will be presumptive evidence of the facts stated and of the several items and charges in the fire insurance rate then applicable to the Demised Premises.

ARTICLE 7.00        USE AND RESTRICTIONS ON USE

7.01 Use. The Demised Premises will be used as and for the use defined in Article 1.00(s) and for no other purpose. Tenant will not: do or permit to be done in or about the Demised

Premises, anything which is prohibited by or will in any way conflict with any law, statute, ordinance, or governmental rule or regulation which is now in force or which may be enacted or promulgated after the date of the execution of this Lease; do or permit anything to be done in or about the Demised Premises which will in any way obstruct or interfere with the rights of other tenants of the Building, or injure or annoy them; use or allow the Demised Premises to be used for any improper, immoral, unlawful or objectionable purpose; cause, maintain or permit any nuisance in, on, or about the Demised Premises or commit or allow to be committed any waste in, on, or about the Demised Premises. Landlord hereby acknowledges and agrees that the Pre-Approved Alterations (as defined in Section 14.00) to be made by Tennant do not conflict with the restrictions on use of this Section 7.00 or any other provision, requirement or restriction of this Lease.

ARTICLE 8.00        REQUIREMENTS OF LAW

8.01 General. Tenant, at its expense, will comply with all applicable governmental laws, orders and regulations, and with any direction of any public office or officers, according to law, which will impose any violation, order or duty upon Landlord or Tenant with respect to the Demised Premises, or their use or occupancy, including the obligation to obtain a Certificate of Occupancy. Tenant will not be responsible to comply with any applicable law, order or regulation imposed by the government for items associated with the common area, base building or exterior of the Building, unless resulting from Tenant’s specific use of the Demised Premises or as a result of Tenant’s acts or omissions. Landlord will be responsible to comply with all regulations for the common areas of the building and all systems servicing the general building.

8.02 Industrial Site Recovery Act.

(a) Tenant represents and warrants that it is not an “Industrial Establishment” as that term is defined in the Industrial Site Recovery Act, N.J.S.A. 13:1k-6 et seq., as same may be amended from time to time (the “Act”). Tenant shall not do or suffer anything that will cause it to become an Industrial Establishment under the Act during the Term of this Lease. Landlord may from time to time require Tenant at Tenant’s sole expense to provide proof satisfactory to Landlord that Tenant is not an Industrial Establishment. In the event that Tenant now is or hereafter becomes an Industrial Establishment, Tenant shall comply with all conditions as set forth below.

(b) Tenant agrees that it shall, at its sole cost and expense, fulfill, observe and comply with all of the terms and provisions of the Act and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by the Department of Environmental Protection (“DEP”), or any subdivision or bureau thereof or any other governmental or quasi-governmental agency, authority or body having jurisdiction thereof. (The Act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter collectively referred to as “ISRA”).

(c) Nothing in this Section shall be construed as limiting Tenant’s obligation to otherwise comply with ISRA.

(d) Tenant agrees that each and every provision of this Section 8.02 shall survive the expiration or early termination of the Term of this Lease. The parties hereto expressly acknowledge and agree that the Landlord would not enter into this Lease but for the provisions of this Section 8.02 and the survival of these representations.

(e) Tenant represents and warrants that it is not, and will not become, an industrial establishment as the term is defined in the aforementioned statute and that from the date of the execution of this Lease forward Tenant will be bound by all of the provisions of Article 8.02(a), (b), (c) and (d).

8.03 Spill Act.

(a) Tenant agrees that it shall, at its sole cost and expense, observe, comply and fulfill all of the terms and provisions of the Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., as the same may be amended from time to time (the “Act”) and all rules, regulations, ordinances, opinions, orders and directives issued or promulgated pursuant to or in connection with said Act by DEP, any subdivision or bureau thereof or governmental or quasi-governmental agency or body having jurisdiction thereof. (Said Act and all said rules, regulations, ordinances, opinions, orders and directives are hereinafter in this Section 8.03 collectively referred to as the “Spill Act”.)

(b) Without limiting the foregoing, the Tenant agrees:

(i)	that it shall not do, omit to do or suffer the commission or omission of any act which is prohibited by or may result in any liability under the Spill Act including without limitation the discharge of petroleum products or other hazardous substances (as said terms are defined in the Spill Act); and

(ii)	whenever the Spill Act requires the “owner or operator” to do any act, Tenant shall do such act and fulfill all such obligations at its sole cost and expense, it being the intention of the parties hereto that Landlord shall be free to all expense and obligations arising from or in connection with compliance with the Spill Act, for any incidences arising after Tenant’s occupancy of the Demised Premises.

(c) Notwithstanding the foregoing, Tenant shall only have such responsibility with respect to the conduct of its business and its acts and the business and acts of its agents, servants, employees, invitees and independent contractors. Tenant shall have no responsibility or liability to Landlord for compliance under this act with respect to any matter arising out of any condition or matter in, on or affecting the Demised Premises prior to the Commencement Date, whether such matter arises out of any act of Landlord and any prior owner or operator of the Demised Premises or arising otherwise out of any act or omission of Landlord or any other third party unrelated to Tenant or Tenant’s business.

(d) Landlord represents and warrants that, as of the commencement date there shall be no toxic or hazardous substances or materials in or on the Demised Premises and there shall be no condition on the premises that constitutes a violation under the Spill Act or requires any remedial action under the Spill Act or any other environmental law, rule or regulation.

(e) Tenant agrees that each and every provision of this Section 8.03 shall survive the expiration or earlier termination of the Term of this Lease. The parties hereto expressly agree and acknowledge that the Landlord would not enter into this Lease but for the provisions of this Section 8.03 and the aforesaid survival thereof.

8.04 Other Environmental Laws. Tenant agrees that it shall, at its sole cost and expense, conduct its business operation in a manner which will comply with all federal, state and local laws, ordinances, rules, regulations and requirements relating to air, ground and water pollution and protection and/or preservation of the environment. Tenant further agrees that as of the Commencement Date, it shall, at its sole cost and expense, promptly comply with all federal, state and local laws, ordinances, rule, regulations and requirements relating to air, ground and water pollution and protection and/or preservation of the environment.

8.05 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Demised Premises which would (a) jeopardize or be in conflict with fire insurance policies covering the Demised Premises, or (b) increase the rate of fire insurance applicable to the Demised Premises to an amount higher than it otherwise would be for general retail use of the Demised Premises, or (c) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being carried on or upon the Demised Premises; however, this Section 8.05 will not prevent Tenant’s use of the Demised Premises for the purposes stated in Article 7.00.

ARTICLE 9.00        ASSIGNMENT AND SUBLETTING

9.01 General. Tenant, for itself, successors and assigns, covenants that it may only assign, mortgage or encumber this Lease, sublease, or permit the Demised Premises or any part of the Demised Premises to be used or occupied by others, with the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld.

Any assignment or sublease in violation of this Section 9.01 will be void. Except as permitted above, if this Lease is assigned, or if the Demised Premises or any part of the Demised Premises are subleased or occupied by anyone other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to rent. No assignment, sublease, occupancy or collection will be deemed (a) a waiver of the provisions of this Section 9.01; or (b) the acceptance of the assignee, subtenant or occupant as tenant; or (c) a release of Tenant from the further performance by Tenant of covenants on the part of Tenant contained in this Lease. The consent by Landlord to an assignment or sublease will not be construed to relieve Tenant from obtaining Landlord’s prior written consent in writing to any further assignment or sublease. No permitted subtenant will assign or encumber its sublease or further sublease all or any portion of its subleased space, or otherwise permit the subleased space or any part of its subleased space to be used or occupied by others, without Landlord’s prior written consent in each instance.

ARTICLE 10.00        RULES AND REGULATIONS

Tenant and its employees, agents, licensees and visitors will at all times observe faithfully, and comply strictly with, the rules and regulations adopted by Landlord with respect to the

Building. The existing rules and regulations are listed on the attached Exhibit A. Landlord may from time to time reasonably adopt, amend, delete or modify or adopt reasonable new rules and regulations for the use, safety, cleanliness and care of the Building. Rules and regulations will be effective upon notice to Tenant from Landlord. In the event of any breach of any rules or regulations or any amendments or additions to such rules and regulations, Landlord will have all remedies which this Lease provides for default by Tenant, and will, in addition, have any remedies available at law or in equity, including the right to enjoin any breach of such rules and regulations. Landlord will not be liable to Tenant for violation of such rules and regulations by any other tenant, its employees, agents, visitors or licensees or any other person. In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease will govern.

ARTICLE 11.00        COMMON AREAS

As used in this Lease, the term “Common Areas” means, the parking areas, walkways, landscaped areas, roadways, and all other areas and facilities now or hereafter at the Building and intended for common use.

Without advance notice to Tenant (except with respect to matters covered by subsection (a) below) and without any liability to Tenant in any respect, Landlord will have the right to:

(a) establish and enforce reasonable rules and regulations concerning the maintenance, management, use and operation of the Common Areas;

(b) close off any of the Common Areas to whatever extent required in the opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas, provided such closure does not deprive Tenant of the substantial benefit and enjoyment of the Demised Premises.

(c) temporarily close any of the Common Areas for maintenance, alteration or improvement purposes, provided that such closure does not substantially interfere with Tenant’s ability to conduct its business;

(d) select, appoint or contract with any person for the purpose of operating and maintaining the Common Areas, subject to such terms and at such rates as Landlord deems reasonable and proper;

(e) change the size, use, shape or nature of any such Common Areas, provided such change does not deprive Tenant of the substantial benefit and enjoyment of the Demised Premises. So long as Tenant is not thus deprived of the substantial use and benefit of the Demised Premises, Landlord will also have the right at any time to change the arrangement or location of, or both, or to regulate or eliminate the use of parking spaces or other public conveniences at the Building, without incurring any liability to Tenant or entitling Tenant to any abatement of rent and such action will not constitute an actual or constructive eviction of Tenant; and

(f) erect one or more additional buildings on the Common Areas, expand the existing Building to cover a portion of the Common Areas, convert Common Areas to a portion of the Building, convert any portion of the Building (excluding the Demised Premises) to Common

Areas. Upon erection of any additional buildings or change in Common Areas, the portion of the property upon which buildings or structures have been erected will no longer be deemed to be a part of the Common Areas. Provided, however, that Landlord receives the requisite municipal and/or other governmental approval for the erection of said building and the providing of the corresponding parking in relation thereto.

ARTICLE 12.00        LANDLORD’S SERVICES

12.01 Landlord’s Repair and Maintenance. Subject to Article 13.00, Landlord will maintain, repair and restore, the Common Areas, the foundation and structural supports of the Building and the roof of the Building, the heating, cooling, gas, water, sewer and electric lines of the Building except for damage occasioned by the negligent or willful acts or omissions of Tenant, Tenant’s agents, employees or invitees, or by the failure of Tenant to perform or comply with any terms, conditions or covenants in this Lease, which damage will be repaired by Landlord at Tenant’s expense. As a condition precedent to all obligations of Landlord to repair and restore under this Section 12.01, Tenant must notify Landlord in writing of the need for such repairs or restoration.

12.02 Landlord’s Services. Landlord will furnish the following Common Area services: (a) snow removal; (b) exterior landscaping; (c) exterior lighting; (d) parking lot striping, re-striping, maintenance and repair, and (e) maintenance, repair and replacement of Common Area improvements and Building services. The cost of each of the foregoing shall be included in operating expenses for purposes of determining additional rent. Landlord shall also provide water, sewer, gas and electric service to the Common Area and electric service to the Demised Premises. Landlord will supply and maintain the heating and air-conditioning equipment needed to adequately provide heating and cooling service for the Demised Premises during normal business hours.

Landlord will not be in default under this Lease or be liable for any damages directly or indirectly resulting from, nor will the rental reserved in this Lease be abated by reason of (1) the installation, use or interruption of use of any equipment in connection with the furnishing of any of such services, (2) failure to furnish or delay in furnishing any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Demised Premises or to the Building, or (3) the limitation, curtailment, rationing or restrictions on use of water, electricity, gas or any other form of energy serving the Demised Premises or the Building. Landlord will use reasonable efforts to remedy diligently any interruption in the furnishing of such services for which landlord is responsible.

Landlord shall, prior to the Commencement Date, make such alterations and improvements to the Demised Premises and Building as are listed on Exhibit B hereto.

12.03 Tenant’s Costs. Landlord shall, at its expense, make available to the Demised Premises all facilities (including pipes, conduits and cables ready for hookup) for water, electricity, sewerage and other utility available for use in the Demised Premises. Tenant shall pay directly to the utility company or governmental agency or authority, as the case may be, for water, electricity and other public utilities supplied or furnished to the Demised Premises from and after the Commencement Date and during the term of this Lease. Notwithstanding the foregoing, if any such of the foregoing utilities are not separately metered for the Demised Premises, Tenant shall pay its proportionate share of charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Landlord will supply and maintain the heating and air-conditioning equipment needed to adequately provide heating and cooling service for the Demised Premises during normal business hours.

Furthermore, Landlord reserves the right to install separate meters for gas, in which event Tenant shall pay for the cost of such gas directly to the utility company providing such service.

12.04 Limitation on Liability. Landlord will not be liable to Tenant or any other person, for direct or consequential damage or otherwise, for any failure to supply any heat, air conditioning, lighting, surges or interruptions of electricity, or other service Landlord has agreed to supply during any period when Landlord uses reasonable diligence to supply such services. Landlord reserves the right temporarily to discontinue such services, or any of them, at such times as may be necessary by reason of accident; repairs, alterations or improvements; strikes; lockouts; riots; acts of God; governmental preemption in connection with a national or local emergency; any rule, order or regulation of any governmental agency; conditions of supply and demand which make any product unavailable; Landlord’s compliance with any mandatory governmental energy conservation or environmental protection program, or any voluntary governmental energy conservation program at the request of or with consent or acquiescence of Tenant; or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages resulting from the admission to or exclusion from the Building of any person. In the event of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s sole opinion, Landlord will have the right to prevent access to the Building during the continuance of the same by such means as Landlord, in its sole discretion, may deem appropriate, including, without limitation, locking doors and closing parking areas and other common areas. Landlord will not be liable for damages to person or property or for injury to, or interruption of, business for any discontinuance permitted under this Article 12.00, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease.

ARTICLE 13.00        TENANT’S MAINTENANCE AND REPAIRS

Tenant will be responsible for any and all items installed or brought into the Demised Premises by Tenant. Tenant shall, at its expense, keep the interior of the Demised Premises in a clean and orderly condition free of accumulation of dirt, rubbish, debris, and shall make all interior repairs to the Demised Premises which Landlord is not obligated to make pursuant to the provisions of this Lease; provided, however, that if the necessity for any of the repairs which tenant is hereby required to make shall result from the act, fault, or negligence of Landlord, or its agents, servants, employees, licensees or invitees, or Landlord’s default under the provisions of this Lease it shall be the responsibility of Landlord to make the same at Landlord’s expense. Tenant shall repair any cracked or broken glass (excluding the exterior glass, unless caused by Tenant’s negligence or willful misconduct) on the Demised Premises as quickly as possible. Tenant shall keep all interior windows and glass clean, and tenant shall keep the demised premises neat and clean. Tenant shall take good care of the Demised Premises. Tenant shall be responsible for its own telephone, computer or other systems installed for Tenant.

Tenant shall keep all trash and debris in watertight, covered containers and place same only in the area designated by Landlord for pickup. Tenant shall not use more electricity than wiring or feeders of the Demised Premises can safely carry.

ARTICLE 14.00        ALTERATIONS

Except for Pre-Approved Alterations, Tenant will not make or suffer to be made any major alterations, additions or improvements to or of the Demised Premises or any part of the Demised Premises, or attach any fixtures or equipment to the Demised Premises, without first obtaining Landlord’s written consent. All such alterations, additions and improvements consented to by Landlord will be performed by contractors and subject to conditions specified by Landlord (which may include Landlords approval of Tenants contractors, requiring the posting of a mechanic’s or materialmen’s lien bond, Insurance naming Landlord as “Additional Insured”). Subject to Tenant’s rights in Article 16.00, all alterations, additions, fixtures and improvements, whether temporary or permanent in character, made in or upon the Demised Premises either by Tenant or Landlord, will immediately become Landlord’s property and at the end of the Term will remain on the Demised Premises without compensation to Tenant. Other than Pre-Approved Alterations, by notice given to Tenant no less than ten (10) days prior to the expiration of this Lease, Landlord may require that Tenant remove any or all alterations, additions, fixtures and improvements which are made in or upon the Demised Premises after the initial improvements to the Demised Premises unless specified to the contrary they shall be removed by Tenant. In that event, Tenant will remove such alterations, additions, fixtures and improvements at Tenant’s sole cost and will restore the Demised Premises to the condition in which they were before such alterations, additions, fixtures, improvements and additions were made, reasonable wear and tear excepted.

For the purposes of this Lease, Pre-Approved Alterations shall mean those alternations described in the Tenant’s Work Exhibit attached hereto as Exhibit C. Such Pre-Approved Alterations are hereby approved by the written consent of the Landlord and shall not require removal at the expiration of this Lease.

ARTICLE 15.00        MECHANIC’S LIENS

Tenant will pay or cause to be paid all costs and charges for work done by Tenant or caused to be done by Tenant in or to the Demised Premises, and for all materials furnished for or in connection with such work. Tenant will indemnify Landlord against, and hold Landlord, the Demised Premises and the Building free, clear and harmless of and from, all mechanics’ liens and claims of liens, and all other liabilities, liens, claims and demands on account of such work by or on behalf of Tenant. If any such lien, at any time, is filed against the Demised Premises, or any part of the Building, Tenant will cause such lien to be discharged of record within ten (10) days after the filing of such lien.

ARTICLE 16.00        END OF TERM

At the end of this Lease, Tenant will promptly quit and surrender the Demised Premises broom-clean, in good order and repair, ordinary wear and tear excepted. If Tenant is not then in default, Tenant may remove from the Demised Premises any trade fixtures, equipment, movable furniture and other personal property placed in the Demised Premises by Tenant, whether or not such trade fixtures or equipment are fastened to the Building; Tenant will not remove any trade fixtures or equipment without Landlord’s written consent if such fixtures or equipment are used in the operation of the Building or improvements or the removal of such fixtures or equipment will result in impairing the structural strength of the Building or improvements. Whether or not Tenant is in default, Tenant will remove such alterations, additions, improvements, trade fixtures, equipment and furniture as Landlord has requested in accordance with Article 14.00. Tenant will fully repair any damage occasioned by the removal of any trade fixtures, equipment, furniture, alterations, additions and improvements. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions and improvements not so removed will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account for them; and Tenant will pay Landlord for all expenses incurred in connection with such property, including, but not limited to, the cost of repairing any damage to the Building or Demised Premises caused by the removal of such property. Tenant’s obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

ARTICLE 17.00        EMINENT DOMAIN

If all of the Demised Premises are taken by exercise of the power of eminent domain (or conveyed by Landlord in lieu of such exercise) this Lease will terminate on a date (the “termination date”) which is the earlier of the date upon which the condemning authority takes possession of the Demised Premises or the date on which title to the Demised Premises is vested in the condemning authority. If more than thirty three and a third percent (33 1/3%) of the Demised Premises is so taken, or such portion is taken to render the Demised Premises unsuitable for the intended use by Tenant, either party will have the right to terminate this Lease by written notice to the other party given within twenty (20) days after the termination date. In the event of any such taking, the entire award will be paid to Landlord and Tenant will have no right or claim to any part of such award; however, Tenant will have the right to assert a claim against the condemning authority in a separate action and so long as Landlord’s award is not reduced by such claim, for (a) Tenant’s moving expenses; and (b) leasehold improvements paid for by Tenant.

ARTICLE 18.00        DAMAGE AND DESTRUCTION

If the Demised Premises are damaged by fire or other insured casualty, Landlord will give Tenant notice of the time which will be needed to repair such damage, as determined by Landlord in its sole discretion, and the election (if any) which Landlord has made according to this Article 18.00. Such notice will be given within thirty (30) days of Landlord’s receipt from its insurance company of an appraisal report. The date that the notice is sent by Landlord to Tenant shall be known as the “Notice Date”.

(a) If the Demised Premises are damaged by fire or other insured casualty to an extent which may be repaired within one hundred eighty (180) days as determined by Landlord, Landlord will repair the damage within one hundred eighty (180) days after the Notice Date. In that event this Lease will continue in full force and effect except that Rent will be abated on a pro rata basis from the date of the fire or other insured casualty until the date of the completion of such repairs (the “Repair Period”) based on the portion of the Demised Premises of whose use Tenant is deprived during the Repair Period, provided that Landlord receives the proceeds of any rent insurance carried by Tenant, as required in Article 6.00.

(b) If the Demised Premises are damaged by fire or other insured casualty to an extent which may not be repaired within one hundred eighty (180) days after the commencement of repair then (i) Landlord may cancel this Lease as of the date of such damage by written notice given to Tenant on or before the Notice Date, or (ii) Tenant may cancel this Lease as of the date of such damage by written notice given to Landlord within ten (10) days after Landlord’s delivery of a notice that the repairs cannot be made within such two hundred seventy (270) day period. If neither Landlord nor Tenant so elects to cancel this Lease, Landlord will repair the Demised Premises and Rent will be abated on a pro rata basis during the Repair Period based on the portion of the Demised Premises of whose use Tenant is deprived during the Repair Period, provided that Landlord receives the proceeds of any rent insurance carried by Tenant, as required in Article 6.00.

(d) If the Demised Premises are damaged by any uninsured casualty, Landlord will have the option to repair such damage or terminate this Lease as of the date of such casualty by written notice to Tenant on or before the Notice Date. If any such damage by fire or other casualty is the result of the willful conduct or gross negligence of Tenant, its agents, contractors, employees or invitees, there will be no abatement of Rent as otherwise provided for in this Article 18.00.

ARTICLE 19.00        SUBORDINATION

19.01 General. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust or other encumbrance, together with any renewals, extensions, modifications, consolidations and replacements of such encumbrance, now or after the Commencement Date, affecting or placed, charged or enforced against all or any portion of the Demised Premises, or any interest of Landlord in it, or Landlord’s interest in this Lease and the leasehold estate created by this Lease (except to the extent any such instrument will expressly provide that this Lease is superior to such instrument). This provision will be self-operative and no further instrument of subordination will be required in order to affect it. Nevertheless, Tenant will execute, acknowledge and deliver to Landlord, at any time and from time to time, upon demand by Landlord, such documents as may be requested by Landlord, or any mortgagee, to confirm or effect any such subordination. If Tenant fails or refuses to execute, acknowledge and deliver any such document within ten (10) days after written demand, Landlord, its successors and assigns will be entitled to execute, acknowledge and deliver any and all such documents for and on behalf of Tenant as attorney-in-fact for Tenant. Tenant by this Section 19.01 constitutes and irrevocably appoints Landlord, its successors and assigns as Tenant’s attorney-in-fact to execute, acknowledge, and deliver any and all documents described in this Section 19.01 for and on behalf of Tenant, as provided in this Section 19.01.

19.02 Attornment. Tenant agrees that in the event that any holder of any mortgage, deed of trust, or other encumbrance encumbering any part of the Building succeeds to Landlord’s interest in the Demised Premises, Tenant will attorn to such successor.

ARTICLE 20.00        ENTRY BY LANDLORD

Landlord, its agents, employees, and contractors may enter the Demised Premises at any time in response to an emergency and at reasonable hours to (a) inspect the same, (b) exhibit the same to prospective purchasers, lenders or tenants during the last six (6) months of this Lease, (c) determine whether Tenant is complying with all its obligations in this Lease, (d) post notices of non-responsibility or similar notices, or (e) make repairs required of Landlord under the terms of this Lease; however, all such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. If no emergency exists, any entry (whether or not detailed above) will be upon 24 hours advance notice to Tenant by Landlord. Tenant by this Article 20.00 waives any claim against Landlord, its agents, employees or contractors for damages for: any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Demised Premises, or any other loss occasioned by such entry if such entry is made in compliance with this Article 20.00. Tenant, by the execution of this Lease, acknowledges that Landlord may use whatever means it deems advisable in light of the particular emergency to gain access to the Demised Premises. Landlord will have the right to use any and all means which Landlord may deem proper to open doors in and to the Demised Premises in an emergency in order to obtain entry to the Premises. Any entry to the Demised Premises obtained by Landlord by any means permitted under this Article 20.00 will not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Demised Premises or an eviction, actual or constructive, of Tenant from the Demised Premises, or any portion of the Demised Premises, nor will any such entry entitle Tenant to damages or an abatement of Base Monthly Rent, Additional Rent, or other charges which this Lease requires Tenant to pay.

ARTICLE 21.00        INDEMNIFICATION, WAIVER AND RELEASE

21.01 Tenant Indemnification. Tenant will neither hold nor attempt to hold Landlord or its employees or agents liable for, and Tenant will indemnify and hold harmless Landlord, its employees and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including, without limitation, attorney’s fees) incurred in connection with or arising from:

(a) the use or occupancy or manner of use or occupancy of the Demised Premises by Tenant or any person claiming under Tenant;

(b) any activity, work or thing, done, permitted or suffered by Tenant in or about the Demised Premises;

(c) any breach, violation or nonperformance, by Tenant or any person claiming under Tenant, or the employees, agents, contractors, invitees or visitors of Tenant, or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and

(d) any injury or damage to the person, property or business of Tenant, its employees, agents, contractors, invitees, visitors or any other person entering upon the Demised Premises under the express or implied invitation of Tenant; except for any injury or damage to persons or property on the Demised Premises which is proximately caused by or results proximately from the negligence or deliberate act of Landlord or its employees or other tenants or their agents, employees or business invitees.

If any action or proceeding is brought against Landlord or its employees by reason of any such claim for which Tenant has indemnified Landlord, Tenant, upon notice from Landlord, will defend the same at Tenant’s expense with counsel reasonably satisfactory to Landlord.

21.02 Landlord Indemnification.

Landlord will neither hold nor attempt to hold Tenant or its employees or agents liable for, and Landlord will indemnify and hold harmless, its employees and agents from and against, any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), liabilities, judgments, and expenses (including, without limitation, attorney’s fees) incurred in connection with or arising from:

(a) the use of the Common Area;

(b) any activity, work or thing, done, permitted or suffered by Landlord in or about the Common Area;

(c) any breach, violation or nonperformance, by Landlord or any person claiming under Landlord, or the employees, agents, contractors, invitees or visitors of Landlord, or any such person of any term, covenant or provision of this Lease or any law, ordinance or governmental requirement of any kind; and

(d) any injury or damage to the person, property or business of Landlord, its employees, agents, contractors, invitees, visitors or any other person entering upon the Common Area under the express or implied invitation of Landlord; except for any injury or damage to persons or property on the Common Area which is proximately caused by or results proximately from the negligence or deliberate act of Tenant or its employees, agents, contractors or invitees.

If any action or proceeding is brought against Tenant or its employees by reason of any such claim for which Landlord has indemnified Tenant, Landlord, upon notice from Tenant, will defend the same at Landlord’s expense with counsel reasonably satisfactory to Tenant.

21.03 Waiver and Release. Tenant and Landlord, (each individually, a “Waiving Party”) as a material part of the consideration to the opposite Waiving Party for this Lease, by this Section 21.02 waives and releases all claims against the opposite Waiving Party, its employees and agents with respect to all matters for which the opposite Waiving Party has disclaimed liability pursuant to the provisions of this Lease. Except for any damage or injury to person or property on the Demised Premises which is proximately caused by or results proximately from the negligence or deliberate act of either Waiving Party or its employees, the opposite Waving Party covenants and agrees that the Waving Party and its employees will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage

(including consequential damages) to persons, property or the opposite Waiving Party’s business occasioned by theft, act of God; public enemy; injunction; riot; strike; insurrection; war; court order; requisition; order of governmental body or authority; fire; explosion; falling objects; steam, water, rain or snow; leak or flow of water (including fluid from the elevator system); rain or snow from or into part of the Building or from the roof, street, subsurface or from any other place, or by dampness, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the Building; or from construction, repair or alteration of any other premises in the Building’s, the Demised Premises or from any acts or omissions of any other tenant, occupant, or visitor of the Building; or from any cause beyond the Waiving Party’s control.

ARTICLE 22.00        SECURITY DEPOSIT

Tenant has this day deposited with Landlord the sum set forth in Article 1.00(p) of this Lease as security for the payment of the rent hereunder and the full and faithful performance by Tenant of the covenants and conditions on the part of Tenant to be performed. Said sum shall be returned to Tenant, without interest, after the expiration of the Term hereof, provided that Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in rent. During the Term hereof, Landlord may, if Landlord so elects, have recourse to such security, to make good any default by Tenant, in which event Tenant shall, on demand promptly restore said security to its original amount. Liability to repay said security to Tenant shall run with the reversion and title to said Demised Premises, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure or other proceedings, or the exercise of a right of taking or entry by any mortgagee. Landlord shall assign or transfer and security, for the benefit of Tenant, to any subsequent owner or holder of the reversion or title to said Demised Premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignor shall be deemed to be released by the Tenant from all liability to return such security. This provision shall be applicable to every alienation or change in title and shall in no wise be deemed to permit the Landlord to retain the security after termination of Landlord’s ownership of the reversion or title.

Tenant shall not mortgage, encumber or assign said security without the written consent of the Landlord.

ARTICLE 23.00        QUIET ENJOYMENT

Landlord covenants and agrees with Tenant that so long as Tenant pays the Rent and observes and performs all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises subject, nevertheless, to the terms and conditions of this Lease, and Tenant’s possession will not be disturbed by anyone claiming by, through or under Landlord.

ARTICLE 24.00        EFFECT OF SALE

A sale, conveyance or assignment of the Demised Premises will operate to release Landlord from liability from and after the effective date of such sale, conveyance or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except those liabilities which arose prior to such effective date, and, after the effective date of such sale, conveyance or assignment, Tenant will look solely to Landlord’s successor in interest in and to this Lease. This Lease will not be affected by any such sale, conveyance or assignment, and Tenant will attorn to Landlord’s successor in interest to this Lease.

ARTICLE 25.00        DEFAULT

25.01 Events of Default. The following events are referred to collectively as “Events of Default,” or individually as an “Event of Default:”

(a) Tenant defaults in the due and punctual payment of Rent, and such default continues for twenty (20) days after same is due;

(b) Tenant vacates or abandons the Demised Premises;

(c) This Lease or the Demised Premises or any part of the Demised Premises are taken upon execution or by other process of law directed against Tenant, or are taken upon or subject to any attachment at the instance of any creditor or claimant against Tenant, and the attachment is not discharged or disposed of within thirty (30) days after its levy;

(d) Tenant files a petition in bankruptcy or insolvency or for reorganization or arrangement under the bankruptcy laws of the United States or under any insolvency act of any state, or admits the material allegations of any such petition by answer or otherwise, or is dissolved or makes an assignment for the benefit of creditors;

(e) Involuntary proceedings under any such bankruptcy law or insolvency act or for the dissolution of Tenant are instituted against Tenant, or a receiver or trustee is appointed for all or substantially all of the property of Tenant, and such proceeding is not dismissed or such receivership or trusteeship vacated within sixty (60) days after such institution or appointment;

(f) Tenant breaches any of the other agreements, terms, covenants or conditions which this Lease requires Tenant to perform, and such breach continues for a period of thirty (30) days after notice from Landlord to Tenant; or if such breach cannot be cured reasonably within such thirty (30) day period and Tenant fails to commence and proceed diligently to cure such breach within a reasonable time period.

25.02 Landlord’s Remedies. If any one or more Events of Default set forth in Section 25.01 occur then Landlord has the right, at its election:

(a) to give Tenant written notice of Landlord’s intention to terminate this Lease on the earliest date permitted by law or on any later date specified in such notice, but, in any case, Tenant shall have at least ten (10) days from the receipt of the written notice, in which case Tenant’s right to possession of the Demised Premises will cease and this Lease will be terminated, except as to Tenant’s liability, as if the expiration of the term fixed in such notice were the end of the Term; or

(b) after ten (10) days of Tenant receiving written notice, to reenter and take possession of the Demised Premises or any part of the Demised Premises, repossess the same, expel tenant and those claiming through, or under Tenant, and remove the effects of both or either, using such force for such purposes as may be necessary, without being liable for prosecution, without being deemed guilty of any manner of trespass, and without prejudice to any remedies for arrears of Base Monthly Rent or other amounts payable under this Lease or as a result of any preceding breach of covenants or conditions; or

(c) after ten (10) days of tenant receiving written notice, to cure any Event of Default and to charge Tenant for the cost of effecting such cure, including, without limitation, attorneys’ fees and interest on the amount so advanced.

Should Landlord elect to reenter as provided in subsection (b), or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided by law, Landlord may, from time to time, without terminating this Lease, relet the Demised Premises or any part of the Demised Premises in Landlord’s or Tenant’s name, but for the account of Tenant, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Demised Premises) as Landlord, in its sole discretion, may determine, and Landlord may collect and receive the rent. Landlord will in no way be responsible or liable for any failure to relet the Demised Premises or any part of the Demised Premises, or for any failure to collect any rent due upon such reletting. No such reentry or taking possession of the Demised Premises by Landlord will be construed as an election by Landlord to terminate this Lease unless such notice specifically so states. Landlord reserves the right following any such reentry or reletting to exercise its right to terminate this Lease by giving Tenant such written notice, in which event this Lease will terminate as specified in such notice.

25.03 Certain Damages. In the event that Landlord does not elect to terminate this Lease as permitted in subsection (a) of Section 25.02, but on the contrary elects to take possession as provided in subsection (b) of Section 25.02, Tenant will pay to Landlord: (a) Base Monthly Rent and other sums as provided in this Lease, which would be payable under this Lease if such repossession had not occurred, less (b) the net proceeds, if any, of any reletting of the Demised Premises after deducting all Landlord’s reasonable expenses in connection with such reletting, including without limitation, all repossession costs, brokerage commissions, reasonable attorneys’ fees, expenses of employees, reasonable alteration and repair costs and expenses of preparation for such reletting. If, in connection with any reletting, the new lease term extends beyond the existing Term, or the premises covered by such new lease include other premises not part of the Demised Premises, a fair apportionment of the rent received from such reletting and the expenses incurred in connection with such reletting as provided in this Section will be made in determining the net proceeds from such reletting, and any rent concessions will be equally apportioned over the term of the new lease. Tenant will pay such rent and other sums to Landlord monthly on the day on which the Base Monthly Rent would have been payable under this Lease if possession had not been retaken, and Landlord will be entitled to receive such rent and other sums from Tenant on each such day.

25.04 Continuing Liability After Termination. If this Lease is terminated on account of the occurrence of an Event of Default, Tenant will remain liable to Landlord for damages in an amount equal to Base Monthly Rent and other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the net proceeds received by Landlord for the balance of the Term, if any, of any reletting of the Demised Premises by Landlord subsequent to such termination, after deducting all Landlord’s expenses in connection with such reletting, including, but without limitation, the expenses enumerated in Section 25.03. Landlord will be entitled to collect such damages from Tenant monthly on the day on which Base Monthly Rent and other amounts would have been payable under this Lease if this Lease had not been terminated, and Landlord will be entitled to receive such Base Monthly Rent and other amounts from Tenant on each such day.

25.05 Cumulative Remedies. Any suit or suits for the recovery of the amounts and damages set forth in Sections 25.03 and 25.04 may be brought by Landlord, from time to time, at Landlord’s election, and nothing in this Lease will be deemed to require Landlord to await the date upon which this Lease or the Term would have expired had there occurred no Event of Default. Each right and remedy provided for in this Lease is cumulative and is in addition to every other right or remedy provided for in this Lease or now or after the date of this Lease existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or after the date of this Lease existing at law or in equity or by statute or otherwise will not preclude the simultaneous or later exercise by Landlord of any or all other rights or remedies provided for in this Lease or now or after the date of this Lease existing at law or in equity or by statute or otherwise. All costs incurred by Landlord in collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date any such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, will also be recoverable by Landlord from Tenant.

ARTICLE 26.00        RESERVED

ARTICLE 27.00        SIGNS

Tenant shall not place or erect any signs on the Demised Premises, without Landlord’s written consent, which consent shall not be reasonably withheld. Tenant shall obtain all municipal approvals prior to placing or erecting any signs on the Demised Premises. Tenant shall be obligated for any and all expenses associated with obtaining any necessary municipal approval for the sign. Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be entitled to erect on signs on the exterior of the Demised Premises or the Building.

Tenant will be granted lobby signage and way finding as well as signage on the door outside the Demised Premises.

ARTICLE 28.00        TAX APPEALS

Landlord shall be the only entity who can approve the filing of a real estate tax appeal. Landlord shall have no obligation to pursue a tax appeal. In the event Landlord feels that a tax appeal is warranted, Landlord shall have the right to prosecute said appeal and all costs and legal fees relating to same will be borne by the tenants in proportion to their demised premises.

ARTICLE 29.00        MISCELLANEOUS

29.01 No Offer. This Lease is submitted to Tenant on the understanding that it will not be considered an offer and will not bind Landlord in any way until (a) Tenant has duly executed and delivered duplicate originals to Landlord and (b) Landlord has executed and delivered one of such originals to Tenant.

29.02 Joint and Several Liability. If Tenant is composed of more than one signatory to this Lease, each signatory will be jointly and severally liable with each other signatory for payment and performance according to this Lease.

29.03 No Construction Against Drafting Party. Landlord and Tenant acknowledge that each of them and their counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

29.04 No Recordation. Tenant’s recordation of this Lease or any memorandum or short form of it will be void and an Event of Default under this Lease.

29.05 No Waiver. The waiver by Landlord or Tenant of any agreement, condition or provision contained in this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision contained in this Lease, nor will any custom or practice which may grow up between the parties in the administration of the terms of this Lease be construed to waive or to lessen the right of Landlord or Tenant to insist upon the performance by either in strict accordance with the terms of this Lease. The subsequent acceptance of Rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the Particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.

29.06 Limitation on Recourse. Tenant specifically agrees to look solely to Landlord’s interest in the Building for the recovery of any judgments from Landlord. The Partners will not be personally liable for any such judgments. The provisions contained in the preceding sentences are not intended to, and will not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or relief in any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.

29.07 Holding Over. Tenant will have no right to remain in possession of all or any part of the Premises after the expiration of the Term. If Tenant remains in possession of all or any part of the Demised Premises after the expiration of the Term, with the express or implied consent of Landlord: (a) such tenancy will be deemed to be a periodic tenancy from month-to-month only; (b) such tenancy will not constitute a renewal or extension of this Lease for any further term; and (c) such tenancy may be terminated by Landlord upon the earlier of (i) thirty (30) days prior written notice or (ii) the earliest date permitted by law as long as tenant has a minimum of twenty (20) days written notice. In such event, Base Monthly Rent for the first thirty (30) days of such holdover will be 125% of the Base Monthly Rental in effect during the last month of the prior Term, and thereafter 200% of the Base Monthly Rental in effect during the last month of the prior Term. Such month-to-month tenancy will be subject to every other term, condition, and covenant contained in this Lease.

29.08 Notices. Any notice, request, demand, consent, approval or other communication required or permitted under this Lease must be in writing and will be deemed to have been given when personally delivered and signed for by the recipient or upon receipt by the party to whom it was sent by certified mail or other receipted mail. Either Landlord or Tenant may add additional addresses or change its address for purposes of receipt of any such communication by giving ten (10) days prior written notice of such change to the other party in the manner prescribed in this Section 26.12.

29.09 Severability. If any provision of this Lease proves to be illegal, invalid or unenforceable, the remainder of this Lease will not be affected by such finding, and in lieu of each provision of this Lease that is illegal, invalid or unenforceable, a provision will be added as a part of this Lease as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

29.10 Authority. The parties executing this Lease on behalf of Tenant and Landlord represent that such party is authorized to do so by requisite action of the board of directors, or partners, as the case may be, and agree upon request to deliver to the other a resolution or similar document to that effect.

29.11 Brokers. The parties represent and warrant to each other that there was no broker instrumental in consummating this Lease, except Commercial Property Advisors, LLC, Cushman and Wakefield and Richard Barry Joyce & Partners for Tenant and that no conversations or negotiations were had with any broker or any other person concerning the rental of the Demised Premises. Each party agrees to indemnify, defend and hold the other party harmless against a breach by it of the foregoing representation.

29.12 Governing Law. This Lease will be governed by and construed pursuant to the laws of the State of New Jersey.

29.13 Force Majeure. Landlord will have no liability to Tenant, nor will Tenant have any right to terminate this Lease or abate Rent or assert a claim of partial or total actual or constructive eviction, because of Landlord’s failure to perform any of its obligations in the Lease if the failure is due to reasons beyond Landlord’s reasonable control, including, without limitation, strikes or other labor difficulties; inability to obtain necessary governmental permits and approvals (including building permits or certificates of occupancy); unavailability or scarcity of materials; war; riot; civil insurrection; accidents; acts of God; and governmental preemption in connection with a national emergency. If Landlord fails to perform its obligations because of any reasons beyond Landlord’s reasonable control (including those enumerated above), the period for Tenant’s performance will be extended day for day for the duration of the cause of Landlord’s failure.

29.14 Late Payments. Any payment of Rent, including Base Monthly Rent, which is not received within five (5) days after it is due will be subject to a late charge equal to five percent (5%) of the unpaid payment. This amount is in compensation of Landlord’s additional cost of processing late payments. In addition, any Rent which is not paid when due, including Base Monthly Rent, will accrue interest at a late rate charge of fourteen (14%) percent per annum (but in no event in an amount in excess of the maximum rate allowed by applicable law) from the date on which it was due until the date on which it is paid in full with accrued interest.

29.15 Lease Submission. The submission of this Lease for examination does not constitute a reservation of or option for the Demised Premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a Lease only upon execution and legal delivery thereof by Landlord and Tenant. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.

29.16 Binding Effect. The covenants, conditions and agreements contained in this Lease will bind and inure to the benefit of Landlord and Tenant and their respective heirs, distributees, executors, administrators, successors, and, except as otherwise provided in this Lease, their assigns.

29.17 Certification. At any time and from time to time upon not less than ten (10 days prior notice by Landlord to Tenant, Tenant agrees to execute, acknowledge and deliver to Landlord, or to anyone Landlord shall designate, statement of Tenant (or if Tenant is a corporation, an appropriate officer of Tenant) in writing certifying (i)Tenant has accepted the Demised Premises, has made no advancement for or on behalf of the Landlord for which it has the right to deduct from or offset against future rentals as of the date of certification and the dates to which Rent has been paid in advance, if any (ii) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (iii) Tenant has not discharged or used and does not discharge or use any hazardous or toxic substance or waste at the Demised Premises or the Building; (iv)whether or not, to the best knowledge of the signor of such certificate, Landlord is in default in performance of any covenant, agreement, term, provision or condition contained in this Lease and, if so, specifying each such default which the signer may have knowledge; and (v) as to any other matters as may reasonably be so requested; it being intended that any such statement delivered pursuant hereto may be relied upon by any lessor under any ground or underlying lease or any lessee or mortgagee, or any prospective purchaser, lessee, mortgagee or assignee of any mortgage of the Building and/or the Building of which the Demised Premises is a part or of Landlord’s interest therein.

29.18 Entire Agreement. This Lease, contains the entire agreement of the parties and may only be amended by subsequent written agreement. No promise and or representations, except as contained in this Lease have been made to Tenant respecting the condition of the Demised Premises or the manner of operating the Building.

Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS:	ONE ARIN PARK
Landlord

	BY:	/s/ Joseph Azzolina, Jr.
	Name:	Joseph Azzolina, Jr.
	Title:	Manager

	Dated:	1/30/12

ACACIA COMMUNICATIONS, INC.

BY:	/s/ Raj Shanmugaraj
Name:	Raj Shanmugaraj
Title:	President & CEO

Dated:	1/23/12

EXHIBIT A

The following rules and regulations shall apply to the Demised Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4. Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

5. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

6. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

7. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

8. Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

9. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons approved by Landlord.

10. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

11. No machinery of any kind (other than normal office and warehouse equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

12. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

13. No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

14. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

15. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Demised Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

16. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

Exhibit B

LANDLORD’S WORK

Prior to the Rent Commencement Date, Landlord will paint the Demised Premises and common hallway and clean the carpeting within the Demised Premises and in the common hallway. All work performed by Landlord to be done in a professional and workmanlike manner.

All HVAC and electrical will be in good working order upon delivery to Tenant.

Exhibit C

See Attached.

FIRST AMENDMENT TO LEASE

THIS AGREEMENT is made as of November 19, 2012 between ONE ARIN PARK, LLC, having an address of 853 Highway 35, Middletown, New Jersey 07753 (hereinafter “Landlord”) and Acacia Communications, Inc., having an address of 1715 State Highway 35 North, Middletown, New Jersey 07748 (hereinafter “Tenant”):

W I T N E S S E T H

WHEREAS, the parties hereto executed a Lease dated January 1, 2012 for certain real estate located in an office building located at 1715 Highway 35 North, in the Township of Middletown, County of Monmouth, State of New Jersey.

WHEREAS, in accordance with the terms of the aforesaid Lease, Tenant leases from Landlord approximately 2,200 rentable square feet (Suite 207); and

WHEREAS, the Tenant now wishes to lease an additional unit (Suite 102) consisting of approximately 915 square feet (the “Additional Unit”) in pursuant to the terms set forth below; and

WHEREAS, the Landlord is desirous of leasing unto Tenant aforesaid Additional Unit, as well as modifying the Lease in certain other respects.

NOW THEREFORE, in consideration of the foregoing, the sum of one ($1.00) dollar the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Additional Unit. The Lease is hereby amended to provide that Tenant has leased from Landlord the Additional Unit in accordance with the terms of this First Amendment. The additional Unit consists of the space which is identified as Suite 102. Upon execution of this First Amendment, the Lease is hereby amended to provide that the Additional Unit consists of approximately 915 rentable square feet.

2. Term. The lease term for the Additional Unit shall commence on December 1, 2012 and shall expire on December 31, 2014. Tenant may terminate the Additional Space upon 30 days written notice to the Landlord in accordance with the original lease terms.

3. Rental. Base Rent for the Additional Unit shall be $1,258.13 per month for beginning November 19, 2012 and ending December 31, 2014.

4. Common Area Maintenance, Taxes, Insurance and Percentage Rent. Tenant agrees to pay its proportionate share of common area maintenance, taxes, insurance and percentage rent for the Additional Space in accordance with the treatment of same as set forth in the original Lease dated January 1, 2012.

5. Ratification. Except as expressly altered, amended or modified herein, the parties hereto agree, ratify and affirm the terms of the original Lease. Any conflicts between the original Lease and the First Amendment shall be resolved in favor of this First Amendment.

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6. Tenant improvements: Tenant shall be permitted to make improvements to the premises interior as required and approved by Landlord in writing. Tenant shall be permitted to remove the door and or wall to the common area hallway to allow access for its fixtures and equipment and install pressure piping and communication wiring leading from its existing equipment located in suite 207 to suite 102. The improvements and installations must be submitted on an architectural plan and tenant must obtain the landlords written approval in accordance with the original lease terms.

7. Landlord improvements: Landlord shall provide standard commercial carpeting or other commercial flooring as selected from a choice of floor samples. If the tenant requires an upgrade, then the additional cost shall be at the tenants expense. The tenant shall make these improvements and the landlord shall credit the cost with a maximum amount of $1,600.00 to be credited to tenant in the future monthly rents as determined by Landlord.

IN WITNESS WHEREOF, the parties hereto have signed this Lease Modification Agreement as of the date first written above.

WITNESS:	ONE ARIN PARK, LLC

/s/ Suzanne Klinger	by:	/s/ Joseph Azzolina, Jr.
Joseph Azzolina, Jr.
Manager

ACACIA COMMUNICATIONS, INC.

	by:	/s/ John Gavin
John Gavin
VP CFO

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